FUND PARTICIPATION AGREEMENT

This Agreement is entered into between the life insurance company executing this Agreement (the “Insurer”), on its behalf and on behalf of certain segregated asset accounts of the Insurer which may be listed on Exhibit A to this Agreement as updated from time to time by the Insurer (the “Separate Accounts”); Federated Insurance Series (the “Investment Company”); and Federated Securities Corp. (the “Distributor”).

WHEREAS, the Investment Company is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Investment Company is authorized to issue separate classes of Shares of beneficial interest (“Shares”), each representing an interest in a separate portfolio of assets (a “Fund”) and each Fund has its own investment objective, policies, and limitations; and Shares of the Funds are registered under the Securities Act of 1933, as amended (“1933 Act”);

WHEREAS, the Investment Company is available to offer Shares of one or more of its Funds to separate accounts of insurance companies that fund variable annuity contracts and variable life insurance policies and to serve as an investment medium for variable annuity contracts and variable life insurance policies offered by insurance companies that have entered into participation agreements substantially similar to this agreement (“Participating Insurance Companies”);

WHEREAS, the Insurer has issued or will issue variable annuity contracts and variable life insurance policies (“Variable Contracts”) supported wholly or partially by the Separate Accounts;

WHEREAS, the Separate Accounts are duly established and maintained as segregated asset accounts by the Insurer to set aside and invest assets attributable to the Variable Contracts;

WHEREAS, the Investment Company has obtained an order from the SEC dated December 29, 1993 (File No. 812-8620), granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the 1940 Act and Rules 6e-2(b)(15) and 6e- 3(T)(b)(15) thereunder, to the extent neccssary to permit Shares of the Investment Company to be sold to and held by variable annuity and variable life insurance separate accounts of life insurance companies that may or may not be affiliated with one another (the “Mixed and Shared Funding Exemptive Order”);

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (“1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Insurer intends to purchase Shares of one or more of the Funds on behalf of its Separate Accounts to serve as an investment medium for Variable Contracts funded by the Separate Accounts, and the Distributor is authorized to sell Shares of the Funds;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth, the parties hereby agree as follows:

1.	SALES AND TRANSACTIONS OF FUND SHARES

(a) The Distributor, as agent for the Funds, agrees to sell to the Insurer those Shares of the Funds offered and made available by the Investment Company and identified on Exhibit B to this Agreement that the Insurer orders on behalf of its Separate Accounts, and agrees to execute such orders on each day on which the Funds calculate their net asset value pursuant to rules of the SEC (“Business Day”) at the net asset value determined as described in each Fund’s Prospectus.

(b) The Investment Company agrees to make available on each business day Shares of the Funds for purchase at the applicable net asset value per share by the Insurer on behalf of its Separate Accounts; provided, however, that the Board of Trustees of the Investment Company (the “Board”) or its designee may refuse to sell Shares of any Fund to any person, or suspend or terminate the offering of Shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees, or their designee, acting in good faith and in light of the Trustees’ fiduciary duties under applicable law, necessary in the best interests of the shareholders of any Fund.

(c) Insurer, on behalf of the Separate Accounts, shall settle purchase order transactions in accordance with the applicable Prospectus. If a purchase order is not settled in accordance with the applicable Prospectus, Investment Company may without notice, cancel the sale and Insurer shall be responsible for any resulting loss the Investment Company or the Distributor sustains. In addition, Insurer shall be responsible for any loss sustained by the Investment Company or the Distributor caused by a correction to or cancellation of any order placed by Insurer on behalf of the Separate Accounts, that is made subsequent to the trade date for the order,

PGHLIB-2340111.1-GCJONES-999921-50001

provided that the order correction or cancellation was not caused by any gross negligence on the part of Investment Company or the Distributor. Insurer shall immediately pay such losses to the Distributor upon written notification by the Distributor.

(d) The Investment Company and the Distributor agree that Shares of the Funds will be sold only to Participating Insurance Companies, their separate accounts, and other persons consistent with applicable law. Shares of the Funds will not be sold directly to the general public except to the extent permitted by applicable law.

(e) The Investment Company and the Distributor will not sell Shares of the Funds to any insurance company or separate account unless an agreement containing provisions substantially the same as the provisions in Section 4 of this Agreement is in effect to govern such sales.

(f) Upon receipt of a request for redemption in proper form from the Insurer, the Investment Company agrees to redeem for cash any full or fractional Shares of the Funds held by the Insurer, ordinarily executing such requests on each Business Day at the net asset value next computed after receipt and acceptance by the Investment Company or its agent of the request for redemption, except that the Investment Company reserves the right to suspend the right of redemption, consistent with Section 22(e) of the 1940 Act and any rules thereunder. Such redemption shall be paid consistent with Section 22(e) of the 1940 Act and any rules, regulations or orders thereunder, and the procedures and policies of the Investment Company as described in the current registration statement for the Investment Company.

(g) The Insurer agrees to purchase and redeem Shares of each Fund in accordance with the current Prospectus for the Fund and the Operational Procedures set forth in Exhibit C to this Agreement.

(h) Issuance and transfer of Shares of the Funds will be by book entry only. Share certificates will not be issued to the Insurer or the Separate Accounts. Shares ordered from the Investment Company will be recorded in an appropriate title for the Separate Accounts or the appropriate sub-accounts of the Separate Accounts.

(i) The Investment Company shall furnish same day notice to the Insurer of any income, dividends or capital gain distributions payable on the Shares of the Funds. The Insurer hereby elects to reinvest in the Fund all such dividends and distributions as are payable on a Fund’s Shares and to receive such dividends and distributions in additional Shares of that Fund. The Insurer reserves the right to revoke this election in writing and to receive all such dividends and distributions in cash. The Investment Company shall notify the Insurer of the number of Shares so issued as payment of such dividends and distributions.

(j) The Investment Company shall instruct its transfer agent to advise the Insurer on each Business Day of the net asset value per share for each Fund and shall use its best efforts to make such net asset value per share for each Fund available by 6:30 p.m. Eastern time. None of the Investment Company, any Fund or the Distributor, or any of their affiliates shall be liable for any information provided to the Insurer pursuant to this Agreement which information is based on incorrect information supplied by the Insurer or any other Participating Insurance Company to the Investment Company or the Distributor.

2.	REPRESENTATIONS AND WARRANTIES

(a)	The Insurer represents and warrants that:

(i) it is an insurance company duly organized and in good standing under applicable law and that it is taxed as an insurance company under Subchapter L of the Internal Revenue Code of 1986, as amended, (the “Code”).

(ii) it has legally and validly established each of the Separate Accounts as a segregated asset account under the applicable state Insurance code, and that each of the Separate Accounts is a validly existing segregated asset account under applicable federal and state law.

(iii) the Variable Contracts or interests in the Separate Accounts under such Variable Contracts (i) are or, prior to issuance, will be registered as securities under the 1933 Act or, alternatively, (ii) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act.

(iv) each of the Separate Accounts (A) has been registered as a unit investment trust in accordance with the provisions of the 1940 Act or, alternatively, (B) has not been registered in proper reliance upon an exclusion from registration under the 1940 Act.

(v) it believes, in good faith, that the Variable Contracts are currently treated as annuity contracts or life insurance policies (which may include modified endowment contracts), whichever is appropriate, under applicable provisions of the Code.

(vi) In connection with this Agreement, no payments of money or anything of value will be offered, promised or paid to any person, directly or indirectly, to influence the acts of such person to induce such person to use their influence with a government or an instrumentality thereof, to obtain an improper advantage in connection with any business venture or contract in which Insurer is a participant.

(b)	The Investment Company represents and warrants that:

(i) it is duly organized as a business trust under the laws of the Commonwealth of Massachusetts, and is in good standing under applicable law.

(ii) Shares of the Funds are duly authorized for issuance in accordance with applicable law and that the Investment Company is registered as an open-end management investment company under the 1940 Act.

(iii) it believes, in good faith, that the Funds currently comply with the diversification provisions of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance policies and variable annuity contracts.

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(iv) all of its trustees, officers, employees, and other individuals or entities dealing with the money and/or securities of the Investment Company are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Investment Company in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. Such bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

(c) The Distributor represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC. The parties shall each be deemed to repeat all the foregoing representations and warranties made by it at the time of any transaction subject to this Agreement.

3.	GENERAL DUTIES

(a) The Investment Company shall take all such actions as are necessary to permit the sale of Shares of each Fund to the Separate Accounts, including maintaining its registration as an investment company under the 1940 Act, and registering the Shares of the Funds sold to the Separate Accounts under the 1933 Act for so long as required by applicable law. The Investment Company shall amend its Registration Statement filed with the SEC under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of Shares of the Funds. The Investment Company shall register and qualify Shares for sale in accordance with the laws of the various states to the extent deemed necessary by the Investment Company or the Distributor.

(b) The Investment Company shall use its best efforts to maintain qualification of each Fund as a Regulated Investment Company under Subchapter M of the Code (or any successor or similar provision) and shall notify the Insurer immediately upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

(c) The Investment Company shall use its best efforts to enable each Fund to comply with the diversification provisions of Section 817(h) of the Code and the regulations issued thereunder relating to the diversification requirements for variable life insurance policies and variable annuity contracts and any prospective amendments or other modifications to Section 817 or regulations thereunder, and shall notify the Insurer immediately upon having a reasonable basis for believing that any Fund has ceased to comply. Upon request but no more frequently than quarterly, the Investment Company shall provide to the Insurer a written diversification certification as to whether, to the best of Investment Company’s knowledge, each Fund complies with the diversification requirements of Section 817(h) of the Code.

(d) The Insurer shall take all such actions as are necessary under applicable federal and state law to permit the sale of the

Variable Contracts, including registering each Separate Account as an investment company to the extent required under the 1940 Act, and registering the Variable Contracts or interests in the Separate Accounts under the Variable Contracts to the extent required under the 1933 Act, and obtaining all necessary approvals to offer the Variable Contracts from state insurance commissioners.

(e) The Insurer shall use its best efforts to maintain the treatment of the Variable Contracts as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code, and shall notify the Investment Company and the Distributor immediately upon having a reasonable basis for believing that such Variable Contracts have ceased to be so treated or that they might not be so treated in the future.

(f) The Insurer shall offer and sell the Variable Contracts in accordance with applicable provisions of the 1933 Act, the

1934 Act, the 1940 Act, the regulations promulgated by the FINRA (“FINRA Conduct Rules”), and state law respecting the offering of variable life insurance policies and variable annuity contracts.

(g) The Distributor shall sell and distribute the Shares of the Funds of the Investment Company in accordance with the applicable provisions of the 1933 Act, the 1934 Act, the 1940 Act, the FINRA Conduct Rules, and state law.

(h) During such time as the Investment Company engages in Mixed Funding or Shared Funding, a majority of the Board shall consist of persons who are not “interested persons” of the Investment Company (“Disinterested Trustees”), as defined by Section 2(a)(19) of the 1940 Act and the rules thereunder, and as modified by any applicable orders of the SEC, except that if this provision of this paragraph is not met by reason of the death, disqualification, or bona fide resignation of any Trustee or Trustees, then the operation of this provision shall be suspended (i) for a period of 45 days if the vacancy or vacancies may be filled by the Investment Company’s Board; (ii) for a period of 60 days if a vote of shareholders is required to fill the vacancy or vacancies; or (iii) for such longer period as the SEC may prescribe by order upon application.

(i) Each party hereto shall cooperate with each other party and all appropriate governmental authorities having jurisdiction (including, without limitation, the SEC, the FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

(j) The Insurer acknowledges that, pursuant to Form 24f-2, the Investment Company is not required to pay fees to the SEC for registration of its Shares under the 1933 Act with respect to its Shares issued to Separate Accounts that are unit investment trusts that offer interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (“Registered Separate Accounts”). The Insurer agrees to provide the Investment Company each year within 60 days of the end of the Investment Company’s fiscal year, or when reasonably requested by the Investment

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Company, information as to the number of Shares purchased by Registered Separate Accounts and Separate Accounts the interests of which are not registered under the 1933 Act. The Insurer acknowledges that the Investment Company intends to rely on the information so provided and represents and warrants that such information shall be accurate.

(k)	(i) The parties each represent, warrant and certify that they have established, and covenant that at all times during the existence of this Agreement they will maintain, an anti money laundering (“AML”) program (“Program”) reasonably designed to comply with all applicable AML laws and regulations, including applicable provisions of the Bank Secrecy Act and the USA PATRIOT Act, as well as with all regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“AML Regulations”).

(ii) Insurer covenants that it will perform all activities, including the establishment and verification of customer identities as required by the AML Regulations and/or its Program, with respect to all customers on whose behalf Insurer maintains an account with the Investment Company.

(iii) The parties agree that (A) accounts in the Investment Company beneficially owned by Insurer’s customers shall be accounts of the Insurer for all purposes under Insurer’s Program and (B) Insurer’s customers will be customers of Insurer for all purposes under Insurer’s Program.

(iv) Each party agrees to take such actions and cooperate with the other parties as may be reasonably necessary for such party to comply with the AML Regulations or its Program.

(l)	(i) Insurer shall not directly or indirectly offer, adopt, implement, conduct or participate in any program, plan, arrangement, advice or strategy that Distributor or the Investment Company reasonably deem to violate the policies and procedures of the Funds as disclosed in each Fund’s Prospectus, as communicated to Insurer by Distributor in writing from time to time, ; including without limitation, any activity involving market timing, programmed transfer, frequent transfer and similar investment programs.

(ii) With respect to Shares held by Insurer on an omnibus basis with the Funds, Insurer shall upon Distributor’s request, promptly provide the Taxpayer Identification Number or other government-issued identifier of each Shareholder that purchased, redeemed, transferred or exchanged Shares of a Fund during the period covered by the request and the amount and dates of such Shareholder purchases, redemptions, transfers and exchanges and Insurer’s representative name and branch location connected with such purchases, redemption and exchanges. Requests must set forth a specific period, not to exceed 180 calendar days from the date of the request, for which transaction information is sought. Fund, or its designee, may request transaction information older than 180 calendar days from the date of the request as it deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. Requests for Contract Owner information shall be made no more frequently than quarterly except as Fund deems necessary to investigate compliance with policies established by Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by Fund.

(iii) The Distributor shall not use the information received pursuant to this Section for any purpose other than to comply with the provisions of Rule 22c-2 of the 1940 Act or as otherwise required by applicable law without Insurer’s prior written consent.

(iv) Insurer agrees to execute the Distributor’s instructions to restrict or prohibit further purchases or exchanges of Shares by a Shareholder who has been identified by the Distributor as having engaged in transactions of Shares (whether directly or through Insurer) that violate the policies and procedures of the Funds as disclosed in each Fund’s Prospectus or that are deemed disruptive to the Funds as determined by the Distributor in its sole discretion as soon as reasonably practicable, but not later than five (5) business days after receipt of such instruction from the Distributor.

(v) Insurer shall provide written confirmation to the Distributor that the Distributor’s instructions to restrict or prohibit trading have been executed, as soon as reasonably practicable, but no later than ten (10) business days after execution.

(m) Insurer will forward for processing on each day only those purchase and redemption orders received by Insurer prior to the daily cut-off times disclosed in each Fund’s Prospectus. Insurer has, and will maintain at all times during the term of this Agreement, appropriate internal controls for the segregation of purchase and redemption orders received prior to the daily cut-off times disclosed in each Fund’s Prospectus, from purchase and redemption orders received after the daily cut-off times disclosed in each Fund’s Prospectus.

(n) Insurer acknowledges that the Funds are only registered for sale in the United States of America and that no action has been taken by or on behalf of Distributor or the Investment Company in any other jurisdiction to permit a public offering or sale of Shares, or the possession or distribution of any Prospectus in any jurisdiction where action for such purposes is required. Should Insurer undertake to offer and/or sell Shares of the Investment Company in any jurisdiction other than the United States of America, Insurer shall inform itself of, and shall comply with, at its own expense, any and all applicable law and regulation relating thereto, and none of Distributor, the Investment Company, or their respective authorized agents shall have any responsibility or liability in connection therewith. As used herein, “United States of America” shall be deemed to include any state of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, and any other possession of the United States. Insurer shall not make the Funds available for sale to persons in any jurisdiction in which such offer is unlawful.

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(o) The Insurer agrees that the Investment Company and the Distributor shall bear no responsibility for any act or omission of any fund or portfolio that serves as an investment option under the Variable Contracts pursuant to this Agreement other than the Funds hereunder.

(p) The parties may perform electronically certain of their obligations under this Agreement, including without limitation, the delivery of Disclosure Documents, opening accounts, transmitting purchase, exchange, and redemption orders, and delivering and maintaining shareholder communications.

(q) If Insurer accesses the Investment Company’s recordkeeping system via any computer hardware or software provided by Distributor or delivers files to the Investment Company’s recordkeeping system, Insurer agrees to provide such security as is necessary to prevent any unauthorized use of such system. Insurer represents and warrants that it has examined and tested the internal systems that it has developed to support the services outlined in this Agreement and, as of the date of this Agreement, has no knowledge of any situation or circumstance that will inhibit the system’s ability to perform the expected functions or inhibit Insurer’s ability to provide the expected services.

(r) Insurer shall provide the Investment Company with any assistance or report that the Investment Company may reasonably request in order to meet its compliance obligations under Rule 38a-l under the 1940 Act.

(s) Both parties shall maintain and preserve all records as required by applicable law to be maintained and preserved in connection with its obligations under this Agreement and shall provide the any other party with copies of all such records upon reasonable request.

4.	POTENTIAL CONFLICTS

(a) During such time as the Investment Company engages in Mixed Funding or Shared Funding, the parties hereto shall comply with the conditions in this Section 4. The Insurer’s responsibilities under this Section 4 shall be carried out with a view only to the interests of the Variable Contract Owners.

(b) The Investment Company’s Board of Trustees shall monitor the Investment Company for the existence of any material irreconcilable conflict (i) between the interests of owners of variable annuity contracts (“Variable Contract Owners”) and variable life insurance policies, and (ii) between the interests of owners of variable annuity contracts and variable life insurance policies issued by different Participating Life Insurance Companies that invest in the Investment Company. A material irreconcilable conflict may arise for a variety of reasons, including: (A) an action by any state insurance regulatory authority; (B) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax, or securities regulatory authorities; (C) an administrative or judicial decision in any relevant proceeding; (D) the manner in which the investments of any Fund of the Investment Company are being managed; (E) a difference in voting instructions given by variable annuity and variable life insurance contract owners; or (F) a decision by a Participating Insurance Company to disregard the voting instructions of owners of variable annuity contracts and variable life insurance policies.

(c) The Insurer agrees that it shall promptly report any potential or existing conflicts of which it is aware to the Board. The Insurer will assist the Board in carrying out its responsibilities under the Mixed and Shared Funding Exemptive Order and this Section 4, or, if the Investment Company is engaged in Mixed Funding or Shared Funding in reliance on Rule 6e-2, 6e-3(T), or any other regulation under the 1940 Act, the Insurer will be responsible for assisting the Board in carrying out its responsibilities under such regulation, by providing the Board with all information reasonably necessary for the Board to consider any issues raised. This includes, but is not limited to, an obligation by the Insurer to inform the Board whenever Variable Contract Owner voting instructions are disregarded.

(d) The Board shall promptly notify the Insurer in writing of its determination of the existence of an irreconcilable material conflict and its implications.

(e) The Insurer agrees that in the event that it is determined by a majority of the Board or a majority of the Disinterested Trustees that a material irreconcilable conflict exists that affects the interests of the Variable Contract Owners, the Insurer shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Trustees), take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, up to and including: (i) withdrawing the assets allocable to some or all of the Separate Accounts from the Investment Company or any Fund and reinvesting such assets in a different investment medium, including (but not limited to) another Fund, or submitting the question as to whether such segregation should be implemented to a vote of all affected Variable Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners or life insurance contract owners of contracts issued by one or more Participating Insurance Companies), that votes in favor of such segregation, or offering to the affected Variable Contract Owners the option of making such a change; and (ii) establishing a new registered management investment company or managed separate account and obtaining any necessary approvals or orders of the SEC in connection therewith.

(f) If a material irreconcilable conflict arises because of the Insurer’s decision to disregard Variable Contract Owners’ voting instructions and that decision represents a minority position or would preclude a majority vote, the Insurer shall be required, at the Investment Company’s election, to withdraw the affected Separate Account’s investment in the Investment

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Company and terminate this Agreement with respect to such Separate Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Trustees, and no charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal or termination must take place within six (6) months after the Fund gives written notice that this provision is being implemented, and until the end of such six-month period the Distributor and the Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of Shares of the Fund, subject to the terms of the Fund’s then-current Prospectus.

(g) For purposes of Sections 4(e) and 4(f), a majority of the Disinterested Trustees of the Investment Company shall determine whether or not any proposed action adequately remedies any material irreconcilable conflict, but in no event will the Investment Company or its investment adviser or the Distributor be required to establish a new funding medium for any Variable Contract. The Insurer shall not be required by this Section 4(g) to establish a new funding medium for any Variable Contract if any offer to do so has been declined by vote of a majority of Variable Contract Owners materially adversely affected by the material irreconcilable conflict.

(h) The Insurer, at least annually, shall submit to the Board such reports, materials, or data as the Board reasonably may reasonably request so that the Trustees of the Board may fully carry out the obligations imposed upon the Board by the conditions contained in-the application for the Mixed and Shared Funding Exemptive Order and this Section. Such reports, materials, and data shall be submitted more frequently if deemed appropriate by the Board.

(i) All reports of potential or existing conflicts received by the Board, and all Board action with regard to determining the existence of a conflict, notifying Participating Insurance Companies of a conflict, and determining whether any proposed action adequately remedies a conflict, shall be properly recorded in the minutes of the Board or other appropriate records, and such minutes or other records shall be made available to the SEC upon request.

(j) If and to the extent Rule 6e-2 or Rule 6e-3(T) under the 1940 Act are amended or if Rule 6e-3 is adopted in final form, to the extent applicable, the Investment Company and the Insurer shall each take such steps as may be necessary to comply with the Rule as amended or adopted in final form. If, in the future, the Mixed and Shared Funding Exemptive Order should no longer be necessary under applicable law, then this Section 4(j) shall continue in effect, and the remainder of Section 4 shall no longer apply.

5.	PROSPECTUSES AND PROXY STATEMENTS; VOTING

(a) The Insurer shall distribute such Prospectuses, proxy statements and periodic reports of the Investment Company to the owners of Variable Contracts as required to be distributed to such Variable Contract Owners under applicable federal or state law.

(b) The Distributor or the Investment Company, at their expense, shall provide the Insurer with as many copies of Investment Company’s current Prospectus, SAI, and any supplements to these materials, shareholder reports, proxy statements and other shareholder communications (“Disclosure Documents”) in such quantity as the Insurer shall reasonable require for purposes of distributing to owners of Variable Contracts issued by the Insurer in connection with the offerings and transactions contemplated by this Agreement. In addition, the Distributor shall provide the Insurer with as many copies of the Investment Company’s proxy materials that are required to be sent. All such distribution costs shall also be borne by Distributor or Investment Company. If requested by the Insurer, in lieu of providing the Insurer with printed copies of the Prospectuses, SAI, supplements and proxy materials, the Investment Company shall transmit such materials in an electronic format (including camera-ready copies) and provide other assistance as may be reasonably necessary for the Insurer to either print a stand-alone document or print together in one document the current prospectus for the Variable Contracts and the current Prospectus for the Investment Company, or a document combining the Investment Company Prospectus with prospectuses of other funds in which the Variable Contracts may be invested.

(c) For purposes of this Agreement, “Prospectus” means with respect to any Shares, the most recent Summary Prospectus (as defined in Rule 498 under the 1933 Act), Statutory Prospectus (as defined in Rule 498) and Statement of Additional Information (“SAI”) and any supplement thereto, pursuant to which a Fund publicly offers the Shares; provided however, that this definition shall not be construed to require the Distributor, the Insurer or any Fund to deliver any Statutory Prospectus or SAI other than at the express request of a Variable Contract Owner. Notwithstanding the foregoing, upon request, Distributor agrees to provide Statutory Prospectuses instead of Summary Prospectuses to Insurer to fulfill its obligations hereunder.

(d) It is understood and agreed that, except with respect to information regarding the Investment Company, the Funds, the Distributor, or an investment adviser to the Investment Company or the Funds (“Adviser”) provided in writing by the Investment Company, the Distributor or the Adviser and used in conformity therewith, none of the Investment Company, the Funds, the Distributor, or the Adviser is responsible for the content of the prospectuses or statements of additional information for the Variable Contracts.

(e) As required by the Mixed and Shared Funding Exemptive Order, the Insurer shall be responsible for calculating voting privileges in a manner consistent with other Participating Insurance Companies. The Investment Company agrees to provide written instructions on the calculation of voting privileges, and the Insurer agrees to vote consistent with any reasonable standards that the Investment Company may adopt and provide in writing (which writing may consist of the Investment Company’s proxy statement).

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(f) For so long as the SEC interprets the 1940 Act to require pass-through voting by Participating Insurance Companies whose Separate Accounts are registered as investment companies under the 1940 Act, the Insurer shall vote Shares of each Fund of the Investment Company held in a Separate Account or a sub-account thereof, whether or not registered under the 1940 Act, at regular and special meetings of the Investment Company in accordance with instructions timely received by the Insurer (or its designated agent) from owners of Variable Contracts funded by such Separate Account or sub-account thereof having a voting interest in the Fund. The Insurer shall vote Shares of a Fund of the Investment Company held in a Separate Account or a sub-account thereof that are attributable to the Variable Contracts as to which no timely instructions are received, as well as Shares held in such Separate Account or subaccount thereof that are not attributable to the Variable Contracts and owned beneficially by the Insurer (resulting from charges against the Variable Contracts or otherwise), in the same proportion as the votes cast by owners of the Variable Contracts funded by that Separate Account or subaccount thereof having a voting interest in the Fund from whom instructions have been timely received. The Insurer shall vote Shares of each Fund of the Investment Company held in its general account, if any, in the same proportion as the votes cast with respect to Shares of the Fund held in all Separate Accounts of the Insurer or sub-accounts thereof, in the aggregate.

(g) During such time as the Investment Company engages in Mixed Funding or Shared Funding, the Investment Company shall disclose in its Prospectus that (i) the Investment Company is intended to be a funding vehicle for variable annuity and variable life insurance contracts offered by various insurance companies, (ii) material irreconcilable conflicts possibly may arise, and (iii) the Board will monitor events in order to identify the existence of any material irreconcilable conflicts and to determine what action, if any, should be taken in response to any such conflict. The Investment Company hereby notifies the Insurer that Prospectus disclosure may be appropriate regarding potential risks of offering Shares of the Investment Company to separate accounts funding both variable annuity contracts and variable life insurance policies and to separate accounts funding Variable Contracts of unaffiliated life insurance companies.

6.	SALES MATERIAL AND INFORMATION

(a) The Insurer shall furnish, or shall cause to be furnished, to the Investment Company or its designee, each piece of sales literature or other promotional material in which the Investment Company (or any Fund thereof) or its investment adviser or the Distributor is named at least 10 business days prior to the anticipated use of such material, and no such sales literature or other promotional material shall be used unless the Investment Company and the Distributor or the designee of either approve the material or do not respond with comments on the material within 5 business days from receipt of the material.

(b) The Insurer agrees that neither it nor any of its affiliates or agents shall give any information or make any representations or statements on behalf of the Investment Company or concerning the Investment Company other than the information or representations contained in the Investment Company’s current registration statement or Prospectus for the Investment Company Shares, as such registration statement and Prospectus may be amended or supplemented from time to time, or in reports or proxy statements for the Investment Company, or in sales literature or other promotional material approved by the Investment Company or its designee and by the Distributor or its designee, except with the permission of the Investment Company or its designee and the Distributor or its designee.

(c) The Investment Company or the Distributor or the designee of either shall furnish to the Insurer or its designee, each piece of sales literature or other promotional material in which the Insurer or its Separate Accounts are named at least 15 days prior to the anticipated use of such material, and no such material shall be used unless the Insurer or its designee approves the material or does not respond with comments on the material within 10 days from receipt of the material.

(d) The Investment Company and the Distributor agree that each and the affiliates and agents of each shall not give any information or make any representations on behalf of the Insurer or concerning the Insurer, the Separate Accounts, or the Variable Contracts, other than the information or representations contained in a registration statement or prospectus for such Variable Contracts, as such registration statement and prospectus may be amended or supplemented from time to time, or in reports for the Separate Accounts or prepared for distribution to owners of such Variable Contracts, or in sales literature or other promotional material approved by the Insurer or its designee, except with the permission of the Insurer.

(e) The Investment Company will provide to the Insurer at least one complete copy of all Prospectuses, SAIs, reports, proxy statements and other voting solicitation materials, and all amendments and supplements to any of the above, that relate to the Investment Company or its Shares, promptly after the filing of such document with the SEC or other regulatory authorities. Upon Insurer’s request, Distributor will provide a copy of the Mixed and Shared Funding Exemptive Application and any amendments thereto.

(f) The Insurer will provide to the Investment Company all prospectuses (which shall include an offering memorandum if the Variable Contracts or interests therein are not registered under the 1933 Act), Statements of Additional Information, reports, solicitations for voting instructions relating to the Investment Company, and all amendments or supplements to any of the above that relate to the Variable Contracts or the Separate Accounts which utilize the Investment Company as an underlying investment medium, promptly after the filing of such document with the SEC or other regulatory authority.

(g) For purposes of this Section 6, the phrase “sales literature or other promotional material” includes, but is not limited to, advertisements (such as material published, or designed for

Fund Participation Agreement September 1, 2012	Page 7

use on the Internet, in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, computerized media, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

7.	ADMINISTRATIVE SERVICES

(a) Insurer, on behalf of the Separate Accounts will be the sole shareholder of record of Investment Company Shares and shall hold Shares through one or more omnibus or master accounts with Investment Company (each an “Account”).

(b) In addition to the services described herein, Insurer shall also provide, or cause to be provided, the following administrative services for each sub-account held by a Separate Account. All such administrative services shall be effected in accordance with each Fund’s Prospectus.

(i) Sub-Accounting. Insurer or its designee shall maintain sub-accounts (each a “Sub-Account”) for its Separate Accounts with respect to Shares held by Insurer through the Accounts. Insurer or its designee shall reconcile the balances and transactions in the Accounts with the Sub-Accounts on each business day.

(ii) Aggregating and processing purchase and redemption orders. Insurer or its designee shall execute for its Separate Accounts any purchase, redemption or exchange transactions in the Shares at their net asset value and process the net amount of such transactions through the Accounts on each business day.

(iii) Providing customer confirmations and Sub- Account statements. Insurer or its designee shall prepare and deliver trade confirmations and statements showing each Separate Account’s Share activity in their Sub-Account.

(iv) Processing dividend payments. Upon payment by the Funds of any dividend to shareholders, Insurer or its designee shall process and pay to the Separate Accounts their respective share of such dividends.

8.	ADMINISTRATIVE SERVICES FEE

(a) In consideration of the administrative services described herein, Distributor agrees to pay to Insurer an amount computed at an annual rate equal to the percentage of average daily net asset value set forth in Exhibit B to this Agreement. Fees paid to Insurer are for administrative services only and do not constitute payment for any other service.

(b) The Distributor shall pay any amounts owed under this Agreement systematically no less frequently than quarterly. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of all payments, on the basis of the number of days that this

Agreement is in effect during the quarter. In connection with such payments, Distributor shall provide the calculation of amounts paid to Insurer. Absent manifest error, any such calculations shall be final unless any party objects thereto within ninety (90) days of the date of the calculation statement. Payments requested by Insurer for periods 180 days or more prior to the current month shall be made at Distributor’s discretion.

(c) Insurer shall perform all of its obligations and duties under this Agreement at its own expense.

(d) Insurer shall disclose fees paid for the performance of services as described in this Agreement to each Variable Contract Owner as required by applicable law.

9.	INDEMNIFICATION

(a) Indemnification by the Insurer. The Insurer agrees to indemnify and hold harmless each of the Investment Company, any affiliated person of the Investment Company within the meaning of Section 2(a)(3) of the 1940 Act, (other than the Insurer), and the Distributor, and each of their trustees/directors and officers, employees and agents and each person, if any, who controls the Investment Company or the Distributor within the meaning of Section 15 of the 1933 Act or who is under common control with the Investment Company or the Distributor (collectively, the “Indemnified Parties” for purposes of this Section 9(a)) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Insurer) or expenses (including legal and other expenses), (collectively; “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses, are related to the sale, acquisition or redemption of the Investment Company’s Shares through the Variable Contracts or the Variable Contracts and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus (which shall include an offering memorandum) for the Variable Contracts or in the Variable Contracts themselves or sales literature generated or approved by the Insurer relating to the Variable Contracts (or any amendment or supplement to any of the foregoing) (collectively, “Insurer Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Insurer by or on behalf of the Investment Company for use in the Insurer Documents or otherwise for use in connection with the sale of such Variable Contracts or Investment Company Shares; or

(ii) arise out of or as a result of any statement or representation (other than statements or representations contained in and accurately derived from the Investment

Fund Participation Agreement September 1, 2012	Page 8

Company Documents as defined in Section 9(b)(i), not supplied by the Insurer or persons under its control) or wrongful conduct of the Insurer or any of its affiliates, employees or agents with respect to the sale, distribution or acquisition of the Variable Contracts or the Investment Company Shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Investment Company Documents as defined in Section 9(b)(i) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Investment Company by or on behalf of the Insurer; or

(iv) arise out of or result from any material breach of any representation and/or warranty made by the Insurer in this Agreement or arise out of or result from any other material breach of this Agreement by the Insurer;

(b) Indemnification by the Distributor. The Distributor agrees to indemnify and hold harmless the Insurer and its directors and officers and each person, if any, who controls the Insurer within the meaning of Section 15 of the 1933 Act or who is under common control with the Insurer (collectively, the “Indemnified Parties” for purposes of this Section 9(b)) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Distributor) or expenses (including legal and other expenses) (collectively, “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses are related to the sale, acquisition or redemption of the Investment Company’s Shares or the Variable Contracts and:

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature of the Investment Company (or any amendment or supplement to any of the foregoing) (“Investment Company Documents”), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with written information furnished to the Distributor or the Investment Company or the designee of either by or on behalf of the Insurer for use in the Investment Company Documents or otherwise for use in connection with the sale of the Variable Contracts or Investment Company Shares; or

(ii) arise out of or as a result of any statement or representations (other than statements or representations contained in and accurately derived from the Insurer’s Documents not supplied by the Distributor or any employees or agents thereof) or wrongful conduct of the Investment Company or Distributor, or the affiliates, employees, or agents of the Investment Company or the Distributor with respect to the sale, distribution or acquisition of the Variable Contracts or Investment Company Shares; or

(iii) arise out of any untrue statement or alleged untrue statement of a material fact contained the Insurer’s Documents, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Insurer by or on behalf of the Investment Company; or

(iv) arise out of or result from any material breach of any representation and/or warranty made by the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Distributor;

(c) Indemnification by the Investment Company. The Investment Company agrees to indemnify and hold harmless the Insurer, and its directors and officers, employees and agents and each person, if any, who controls the Insurer within the meaning of Section 15 of the 1933 Act or who is under common control with the Insurer (collectively, the “Indemnified Parties” for purposes of this Section 9(c)) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Investment Company) or expenses (including legal and other expenses) (collectively, “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such Losses are related to the sale, acquisition or redemption of the Investment Company’s Shares or the Variable Contracts and arise out of or result from any material breach of any representation and/or warranty made by the Investment Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Investment Company

(d)	Limitation of Liability.

(i) No party shall be liable under the indemnification provisions of Section 9(a), (b) and (c), as applicable, with respect to any losses, claims, damages, liabilities or expenses incurred or assessed against an Indemnified Party that arise from such Indemnified Party’s willful misfeasance, bad faith, or gross negligence in the performance of the Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

(ii) No party shall be liable under the indemnification provisions of Section 9(a), (b) and (c), as applicable, with respect to any claim made against an Indemnified Party unless such party shall have notified the applicable indemnifying party in writing within a reasonable time after the summons or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of such service on or other

Fund Participation Agreement September 1, 2012	Page 9

notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 9(a), (b) and (c) except to the extent that the indemnifying party has been prejudiced by such failure to give notice.

(iii) In case any such action is brought against the Indemnified Parties, the indemnifying party will be entitled to participate, at its own expense, in the defense thereof. The indemnifying party also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action. After notice from the indemnifying party to the Indemnified Party of the indemnifying party’s election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(iv) Each party shall promptly notify the other party of the commencement of any litigation or proceedings against it or any of its officers or directors if such litigation could negatively affect its ability to perform its obligations under this Agreement.

10.	PRIVACY

(a) The parties acknowledge that, in connection with the services to be provided hereunder, the Distributor and the Investment Company may come into possession of non-public personal information regarding Insurer’s customers (“Customer NPI”).

(b) The Distributor and the Investment Company hereby covenant that any Customer NPI received from Insurer will be subject to the following limitations and restrictions:

(i) The Distributor and the Investment Company may redisclose Customer NPI to their own affiliates, who will be limited by the same disclosure and use restrictions that are imposed on the parties under this Agreement; and

(ii) The Distributor and the Investment Company may redisclose and use Customer NPI only (A) as necessary in the ordinary course of business to provide the services identified in the Agreement; (B) as permitted under Regulation S-P; and (C) as required by any applicable federal or state law.

(c) Each party represents and warrants that it has implemented, and shall continue to carry out for the term of the Agreement, policies and procedures in compliance with all applicable federal and state laws and regulations regarding privacy of customer information which are reasonably designed to:

(i) Ensure the security and confidentiality of customer records and customers’ NPI, including but not limited to encrypting such information as required by applicable federal and state laws or regulations;

(ii) Protect against any anticipated threats or hazards to the security or integrity of customer records and Customer NPI;

(iii) Protect against unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer; and

(iv) Notify the other party if required by its policies or applicable law in the event of the unauthorized access or use of such customer records or Customer NPI that could result in substantial harm or inconvenience to any customer.

(d) The provisions of this Section shall survive the termination of the Agreement.

11.	CONFIDENTIAL INFORMATION

(a) Each party shall safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information of the other party. For purposes of this Section, “Confidential Information” shall mean any and all non-public information which is in any way connected with, derived from or related to the business of the other party which is either designated as confidential or which, by its nature or under the circumstances surrounding its disclosure, reasonably ought to be treated as confidential, including without limitation, any business and financial records, trade secrets, computer programs, technical data, investment information, and any information relating to the pricing or marketing policies of the party and any notes, memoranda, analyses compilations, studies and other documents, whether prepared by the party or others, to the extent they contain or otherwise reflect such information.

(b) Confidential Information shall not include information to the extent such information (i) is already known to the receiving party free of any restriction at the time obtained, including information in the public domain; (ii) is subsequently learned from an independent third party free of restriction; (iii) becomes publicly known through no breach of this Section; or (iv) is independently developed by one party without reference to information which is confidential.

(c) Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information, to keep confidential the Confidential Information.

(d) Confidential Information may be disclosed, reproduced, used, summarized or distributed only as necessary in the ordinary course of business to provide the services identified in the Agreement, and only as otherwise provided hereunder. Each party may disclose Confidential Information only to employees, officers, directors, affiliates, agents, and service providers who have a need to know in connection with the Confidential Information or as required by a party’s regulators.

Fund Participation Agreement September 1, 2012	Page 10

(e) The receiving party shall notify the disclosing party immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and will cooperate with the disclosing party in every reasonable way to help the disclosing party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure.

(f) The receiving party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Customer NPI or Confidential Information and that the disclosing party shall be entitled, without waiving any of its other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction.

(g) The provisions of this Section shall survive the termination of the Agreement.

12.	NOTICES

(a) Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given under this Agreement shall be given in writing and delivered by postage prepaid registered or certified United States first class mail, return receipt requested, overnight courier services or by email (with a confirming copy by mail).

(b) Unless otherwise notified in writing, all notices to the Investment Company shall be given or sent to:

Federated Insurance Series

4000 Ericsson Drive

Warrendale, PA 15086-7561

Attn.: John W. McGonigle

E-Mail: contractadmin@federatedinv.com

(c) Unless otherwise notified in writing, all notices to the Distributor shall be given or sent to:

Federated Securities Corp.

Federated Investors Tower

1001 Liberty Avenue

Pittsburgh, Pennsylvania 15222-3779

Attn.: Secretary

E-Mail: contractadmin@federatedinv.com

(d) Unless otherwise notified in writing, all notices to Insurer shall be given or sent to the address shown on the signature page of this Agreement.

13.	FORCE MAJEURE

If any party is unable to carry out any of its obligations under this Agreement because of conditions beyond its reasonable control, including, but not limited to, acts of war or terrorism, work stoppages, fire, civil disobedience, delays associated with hardware malfunction or availability, riots, rebellions, storms, electrical failures, acts of God, and similar occurrences (“Force Majeure”), this Agreement will remain in effect and the non-performing party’s obligations shall be suspended without liability for a period equal to the period of the continuing Force Majeure (which such period shall not exceed fifteen (15) business days), provided that:

(i) the non-performing party gives the other parties prompt notice describing the Force Majeure, including the nature of the occurrence and its expected duration and, where reasonably practicable, continues to furnish regular reports with respect thereto during the period of Force Majeure;

(ii) the suspension of obligations is of no greater scope and of no longer duration than is required by the Force Majeure;

(iii) no obligations of any party that accrued before the Force Majeure are excused as a result of the Force Majeure; and

(iv) the non-performing party uses all reasonable efforts to remedy its inability to perform as quickly as possible.

14.	TERM AND TERMINATION

(a) This Agreement shall be effective in this form as of the latest date set forth on the signature page and shall continue in full force and effect until terminated as follows:

(i) at the option of any party for any reason upon 180 days advance written notice to the other parties; or

(ii) at the option of the Insurer, immediately upon written notice to the Investment Company, with respect to any Fund based upon the Insurer’s determination that Shares of such Fund are not reasonably available to meet the requirements of the Variable Contracts or not consistent with the Insurer’s obligations to Variable Contract owners; or

(iii) at the option of the Investment Company or the Distributor, immediately upon written notice to the Insurer, upon institution of formal proceedings against the Insurer or its agent by the FINRA, the SEC, any state securities or insurance department or any other regulatory body regarding the Insurer’s duties under this Agreement or related to the sale of the Variable Contracts, the operation of any Separate Account, or the purchase of the Investment Company Shares; provided, however, that the Investment Company or the Distributor has determined in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Insurer to perform its obligations under this Agreement, including as a result of material adverse publicity, or

(iv) at the option of the Insurer, immediately upon written notice to the Investment Company, upon institution of formal proceedings against the Investment Company or the Distributor by the FINRA, the SEC, any state securities or insurance department or any other regulatory body regarding the Investment Company’s or Distributor’s duties under this Agreement or related to the sale of Fund Shares or the operation of the Investment Company or Funds; provided, however, that the Insurer

Fund Participation Agreement September 1, 2012	Page 11

determined in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Distributor or the Investment Company to perform its obligations under this Agreement, including as a result of material adverse publicity; or

(v) upon requisite vote of the Variable Contract Owners having an interest in the Separate Accounts (or any sub-accounts thereof) to substitute the Shares of another investment company for the corresponding Shares of the Investment Company or a Fund in accordance with the terms of the Variable Contracts for which those Shares had been selected or serve as the underlying investment media; or

(vi) at the option of any party to the Agreement, immediately upon written notice to the other parties, with respect to any Fund, in the event that such Fund’s Shares are not registered, issued or sold in accordance with applicable state and/or federal law, or such law precludes the use of such Shares as the underlying investment media of the Variable Contracts; or

(vii) at the option of any party to the Agreement, immediately upon written notice, in the event of a determination by a majority of the Trustees of the Investment Company, or a majority of its disinterested Trustees, that an irreconcilable conflict, as described in Section 4 hereof, exists; or

(viii) at the option of the Insurer, immediately upon written notice to the Investment Company, if the Investment Company or a Fund fails to meet the requirements under Subchapter M of the Code or any independent or resulting failure under Section 817 of the Code or if the Insurer reasonably believes that the Investment Company or any Fund may fail to so qualify; or

(ix) at the option of the Investment Company or the Distributor, immediately upon written notice, in the event that any or all Variable Contracts fail to meet the qualifications specified in Sections 3(d) and 3(e) hereof; or

(x) at the option of the Investment Company or the Distributor, upon 30 days’ written notice to the Insurer, if the Investment Company or the Distributor shall determine, in its sole judgment exercised in good faith, that the Insurer and/or its affiliated companies has suffered a material adverse change in its business operations, financial condition, or prospects since the date of this Agreement or is subject of material adverse publicity; or

(xi) at the option of the Insurer, upon 30 days’ written notice, if the Insurer shall determine, in its sole judgment exercised in good faith, that the Investment Company or the Distributor and/or their affiliated companies have suffered a material adverse change in its business operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(xii) at the option of the Insurer upon the Investment Company’s or Distributor’s material breach of any provision of this Agreement, upon 30 days’ written notice and the opportunity to cure within such notice period; or

(xiii) at the option of the Investment Company or the Distributor upon the Insurer’s material breach of any provision of this Agreement, upon 30 days’ written notice and the opportunity to cure within such notice period; or

(xiv) at the option of any party to the Agreement, immediately upon written notice, if the Board has decided to (A) refuse to sell Shares of any Fund to the Insurer and/or any of its Separate Accounts; (B) suspend or terminate the offering of Shares of any Fund; or (C) dissolve or liquidate the Investment Company or any Fund.

(b) Each party to this Agreement shall promptly notify the other parties to the Agreement of the institution against such party of any such formal proceedings as described in Sections 14(a) (iii) and (iv) hereof. The Insurer shall give 60 days prior written notice to the Investment Company of the date of any proposed vote of Variable Contract Owners to replace the Investment Company’s Shares as described in Section 14(a)(v) hereof.

(c) The Investment Company and the Distributor acknowledge that the Insurer may have the right to substitute Shares of other securities for Shares of the Funds under certain circumstances. The Insurer agrees not to exercise this right until after at least 60 days’ written notice to the Investment Company and the Distributor. In the event that the Insurer exercises its right to substitute Shares of other securities for Shares of the Funds, the Insurer shall furnish, or shall cause to be furnished, to the Investment Company and the Distributor, or their designees, any application for an order seeking approval of the substitution or any other written material related to such substitution, including the notice of the substitution to be sent to Variable Contract Owners, if in any such application or notice or other written material, the Investment Company or its investment adviser(s) or the Distributor is named, at least 10 business days prior to the filing or delivery of such application or written material with the SEC or any other regulatory body or entity or to Variable Contract Owners for the sole purpose of determining the accuracy of information pertaining to the Investment Company, its investment adviser(s) or the Distributor. No such application or other written material shall be filed or delivered unless the Investment Company and the Distributor, or the designee of either, approve the material or do not respond with comments on the material within 5 business days from receipt of the material.

(d)

(i) Notwithstanding any termination of this Agreement, and except as provided in paragraph (ii) below, the Investment Company and the Distributor shall, at the option of the Insurer, continue, until the one year anniversary from the date of termination, and from year to

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year thereafter if deemed appropriate by the Investment Company and the Distributor, to make available additional Shares of the Investment Company pursuant to the terms and conditions of this Agreement, for all Variable Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”) and to make Administrative Service Fee payments on such Existing Contracts in accordance with Exhibit B. Specifically, based on instructions from the owners of the Existing Contracts, the Separate Accounts shall be permitted to reallocate investments in the Funds of the Investment Company and redeem investments in the Funds, and shall be permitted to invest in the Funds in the event that owners of the Existing Contracts make additional premium payments under the Existing Contracts.

(ii) In the event the Agreement is terminated pursuant to Sections 14(a) (iii), (vii), (ix), (x), and (xiii) at the option of the Investment Company or the Distributor (“for cause”), the parties acknowledge that the Investment Company and the Distributor shall not make available additional Shares of any Fund to any Existing Contracts and Insurer shall not be entitled to any Administrative Service Fees after such termination for cause.

(iii) In the event (A) the Agreement is terminated for cause as set forth in (d)(ii) above; or (B) the one year anniversary of the termination of the Agreement is reached or, after waiver of termination by the Investment Company or the Distributor as provided in (d)(i) above, such subsequent anniversary is reached, (each of A and B referred to as a “triggering event”), the Insurer agrees, promptly after such triggering event to take all steps reasonably necessary to redeem the investment of the Variable Contract Owners in the Funds within one year from the date of such triggering event, or, at the Distributor’s option, such later date as is necessary for the Insurer to obtain a substitution order from the SEC, the application for which the Insurer will diligently pursue.

(e) Termination of this Agreement with respect to any one Fund or class of Shares shall not cause the Agreement’s termination with respect to any other Fund or class of Shares.

15.	MISCELLANEOUS

(a) This Agreement supersedes any prior agreements between the parties with respect to its subject matter and constitutes (along with its Exhibits) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

(b) A copy of the Investment Company’s Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that any agreements that are executed on behalf of the Investment Company by any Trustee or officer of the Investment Company are executed in his or her capacity as Trustee or officer and not individually. All liabilities of the Investment Company or Insurer arising directly or indirectly under this Agreement of any nature whatsoever shall be satisfied solely out of the assets and property of the Investment Company or Insurer and no Trustee, officer agent or shareholder of the Investment Company or Insurer shall be personally liable for any such liabilities. No Fund shall be liable for any obligations properly attributable to any other Fund.

(c) Nothing in this Agreement shall impede the Investment Company’s Trustees or shareholders of Shares of the Investment Company’s Funds from exercising any of the rights provided to such Trustees or shareholders in the Investment Company’s Declaration of Trust, as amended, a copy of which will be provided to the Insurer upon request.

(d) The Investment Company reserves the right, upon written notice to the Insurer (given at the earliest practicable time), to take all actions, including, but not limited to, the dissolution, reorganization, liquidation, merger or sale of all assets of the Investment Company or any Fund upon the sole authorization of the Board of Trustees, acting in good faith.

(e) This Agreement shall be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, the Mixed and Shared Funding Exemptive Order), and the terms hereof shall be interpreted and construed in accordance therewith.

(f) The Investment Company, Distributor and their affiliates are the owners of various trademarks, service marks and Fund names (collectively, the “Federated Logos”). The Investment Company and the Distributor grant Insurer a non-exclusive, non-transferable, royalty-free license to use the Federated Logos in Insurer’s sales literature and client communications made in the ordinary course of business. Insurer agrees to place all necessary and proper notices and legends on the sales literature and client communications in order to protect the interests of the Investment Company, the Distributor and their affiliates in the Federated Logos, provided such notices and legends are communicated to the Insurer by the Investment Company or the Distributor. The license granted herein shall terminate automatically upon the termination of this Agreement or, in whole or in part upon the Distributor’s written notice in the event of Insurer’s breach of the terms of this paragraph. Upon termination of this Agreement, Insurer shall cease to use the Federated Logos. If Insurer makes any unauthorized use of the Federated Logos, the parties acknowledge that the Investment Company, the Distributor and their affiliates shall suffer irreparable harm for which monetary damages may be inadequate and therefore, shall be entitled to injunctive relief, as well as any other remedy available under law.

(g) Neither this Agreement, nor any terms and conditions contained herein shall be construed as creating or constituting a partnership, joint venture, or agency or permitting Insurer to act as agent on behalf of the Distributor or the Investment Company except that the Insurer is deemed an agent of the Funds for the sole and limited purpose of receiving orders for Fund Shares to the extent that such an agency relationship is required by applicable law.

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(h) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original and taken together shall constitute one and the same instrument.

(i) The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their meaning.

(j) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(k) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that, this Agreement may not be assigned by any party to the Agreement except with the written consent of the other parties to the Agreement.

(l) Except as provided in this paragraph, this Agreement may be amended only by a writing signed by both parties. The Distributor may amend Exhibit B from time to time by posting an amended Exhibit B on the Funds’ website. Any such amendment shall be effective as of the date indicated on the amended Exhibit B. Insurer may amend Exhibit A by mailing the amended Exhibit A to the Distributor at the address set forth above. Any such amendment shall be effective as of the later of (i) its receipt by the Distributor or (ii) the date indicated on the amended Exhibit A.

(m) This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

(n) The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties are entitled to under state and federal laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FEDERATED INSURANCE SERIES

By:

Name:	JOHN W M’GONIGLE

Title:	EVP

Date:	10/9/13

FEDERATED SECURITIES CORP.

By:

Name:

Title:

Date:

AXA EQUITABLE LIFE INSURANCE COMPANY

(Please print or type)

By:

Name:

Title:

Date:

Address:

City State Zipcode

Fund Participation Agreement September 1, 2012	Page 14

(h) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original and taken together shall constitute one and the same instrument.

(i) The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their meaning.

(j) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(k) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that, this Agreement may not be assigned by any party to the Agreement except with the written consent of the other parties to the Agreement.

(1) Except as provided in this paragraph, this Agreement may be amended only by a writing signed by both parties. The Distributor may amend Exhibit B from time to time by posting an amended Exhibit B on the Funds’ website. Any such amendment shall be effective as of the date indicated on the amended Exhibit B. Insurer may amend Exhibit A by mailing the amended Exhibit A to the Distributor at the address set forth above. Any such amendment shall be effective as of the later of (i) its receipt by the Distributor or (ii) the date indicated on the amended Exhibit A.

(m) This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

(n) The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties are entitled to under state and federal laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FEDERATED INSURANCE SERIES

By:

Name:

Title:

Date:

FEDERATED SECURITIES CORP.

By:

Name:	Charles L. Davis Jr.

Title:	Senior Vice President

Date:	October 8, 2013

AXA EQUITABLE LIFE INSURANCE COMPANY

(Please print or type)

By:

Name:

Title:

Date:

Address:

City State Zipcode

Fund Participation Agreement September 1, 2012	Page 15

(h) This Agreement may be executed by different parties on separate counterparts, each of which, when so executed and delivered, shall be an original and taken together shall constitute one and the same instrument.

(i) The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their meaning.

(j) If any provision of this Agreement is held invalid or unenforceable, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

(k) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that, this Agreement may not be assigned by any party to the Agreement except with the written consent of the other parties to the Agreement.

(l) Except as provided in this paragraph, this Agreement may be amended only by a writing signed by both parties. The Distributor may amend Exhibit B from time to time by posting an amended Exhibit B on the Funds’ website. Any such amendment shall be effective as of the date indicated on the amended Exhibit B. Insurer may amend Exhibit A by mailing the amended Exhibit A to the Distributor at the address set forth above. Any such amendment shall be effective as of the later of (i) its receipt by the Distributor or (ii) the date indicated on the amended Exhibit A.

(m) This Agreement shall be governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

(n) The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties are entitled to under state and federal laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

FEDERATED INSURANCE SERIES

By:

Name:

Title:

Date:

FEDERATED SECURITIES CORP.

By:

Name:

Title:

Date:

AXA EQUITABLE LIFE INSURANCE COMPANY

(Please print or type)

By:

Name:	Steven M. Joenk

Title:	Managing Director

Date:	October 9, 2013

Address:	1290 Avenue of the Americas

12th Floor

New York NY 10104
City State Zipcode

Fund Participation Agreement September 1, 2012	Page 16

Exhibit A

INSURER SEPARATE ACCOUNTS

AXA Equitable Separate Account A	All Contracts
AXA Equitable Separate Account FP	All Contracts
AXA Equitable Separate Account I	All Contracts
AXA Equitable Separate Account 45	All Contracts
AXA Equitable Separate Account 49	All Contracts
AXA Equitable Separate Account 65	All Contracts
AXA Equitable Separate Account 66	All Contracts
AXA Equitable Separate Account 70	All Contracts
AXA Equitable Separate Account 206	All Contracts
AXA Equitable Separate Account 301	All Contracts

Fund Participation Agreement

September 1, 2012

EXHIBIT A

EXHIBIT B TO FUND PARTICIPATION AGREEMENT

As of February 28, 2013

The following lists the Funds and Shares subject to the Fund Participation Agreement and the compensation payable to Insurer pursuant to the Fund Participation Agreement. Administrative Service Fees are paid at an annual rate on the average net asset value of shares held in Fund accounts attributed to Insurer pursuant to the Fund Participation Agreement.

A Fund marked with an asterisk (*) offers one class of shares that is undesignated but is subject to the same fee rates listed for the class that the Fund is grouped under. Each Fund’s prospectus shall control in case of any conflict with this Schedule.

The Administrative Service Fees will be distributed so long as the total amount payable to Insurer, for each individual transfer agent system financial intermediary number, for the period is at least $25.00.

CLASS P SHARES

ADMINISTRATIVE SERVICE FEE:	0.25%

FUND NAME	SERIES
Federated Insurance Series	Federated Managed Tail Risk Fund II
Federated Fund for U.S. Government Securities II *
Federated High Income Bond Fund II
Federated Kaufmann Fund II
Federated Managed Volatility Fund II *
Federated Prime Money Fund II *+
Federated Quality Bond Fund II

CLASS SS SHARES

ADMINISTRATIVE SERVICE FEE:	0.25%

FUND NAME	SERIES
Federated Insurance Series	Federated Managed Tail Risk Fund II
Federated High Income Bond Fund II
Federated Kaufmann Fund II
Federated Quality Bond Fund II

+The	Administrative Service Fee has been reduced as described in the Temporary Fee Waivers document.

Exhibit B to Fund Participation Agreement	As/of July 1, 2010
Project Number: 38511

Exhibit C

OPERATIONAL PROCEDURES

(a) Instructions. Insurer shall, on behalf of the Investment Company, receive instructions from the Separate Accounts for acceptance prior to the applicable cut-off time for a Fund as set forth in such Fund’s then current Prospectus on any Business Day (“Close of Trading”). Insurer shall, upon its acceptance of any such instructions, communicate such acceptance to the Separate Accounts.

(b) Trade Reports. Insurer or its designee shall communicate to the Investment Company, by means of electronic transmission or other mutually acceptable means, a report of Insurer’s trading activity in each of the Funds for the most recent Business Day in accordance with each Fund’s Prospectus. However, if Insurer will be communicating such information after the Close of Trading, then the Insurer shall be considered the Investment Company’s agent for purposes of Rule 22c-l under the 1940 Act, as and to the extent required by applicable law.

(c) Use of NSCC. To the extent that each of the parties is a member of, and/or has access to, the National Securities Clearing Corporation’s (“NSCC”) systems and services, including Fund/SERV and Networking, the parties agree to utilize such services for all transactions contemplated hereunder and agree that all such dealings and transactions shall be processed in accordance with, and governed by, the NSCC’s Rules and Procedures (as the same may be amended from time to time) and the Networking Agreement executed by each such party.

(d) Unavailability of NSCC. In the event of the unavailability of the NSCC at any time, the following procedures shall apply:

(i) The Investment Company shall use its best efforts to provide information listed in Sections l(i) and l(j) of the Agreement to Insurer by means of electronic transmission or other mutually acceptable means by 6:30 p.m. Eastern Time on each Business Day.

(ii) Insurer or its designee shall communicate to the Investment Company, by means of electronic transmission or other mutually acceptable means, a report of Insurer’s trading activity in each of the Funds for the most recent Business Day (“Trade Date”) by 9:00 a.m. Eastern Time on the Business Day following the Trade Date (“Settlement Date”). The number of Shares to be purchased or redeemed shall be determined based upon the net asset value at the Close of Trading on the Trade Date, provided that, if the Fund receives the trading information called for by this paragraph after 9:00 a.m. Eastern Time on a Settlement Date, the Investment Company shall use its best efforts to enter the Insurer’s purchase or redemption order at the net asset value at the Close of Trading on the Trade Date, but if Investment Company is unable to do so, the transaction shall be entered at the net asset value next determined after the Investment Company receives the trading information.

(iii) In the event there is a net purchase in any Fund, Insurer or its designee shall exercise its best efforts to direct wire payment in the dollar amount of the net purchase to be received by the Investment Company by the close of the Federal Reserve Wire Transfer System on the Settlement Date. If the wire is not received by the Investment Company by such time, and such delay was not caused by the negligence or willful misconduct of the Investment Company, the Investment Company shall be entitled to receive from Insurer the dollar amount of any overdraft plus any associated bank charges incurred.

(iv) In the event there is a net redemption in any Fund, the Investment Company shall wire the redemption proceeds to the Insurer’s custodial account, or to the designated depository for the Insurer, specified by Insurer or its designee. If the Investment Company receives the redemption information by 9:00 a.m. Eastern Time on the Settlement Date, the redemption proceeds shall be wired so as to be received on the Settlement Date. If the Investment Company

Fund Participation Agreement September 1, 2012

EXHIBIT C

receives the redemption information after that time, the Investment Company shall use its best efforts to wire the redemption proceeds so that they are received by the Close of Trading on the Settlement Date, but if the Investment Company is unable to do so, the redemption proceeds shall be wired so as to be received by the Close of Trading on the Business Day following the Settlement Date. If the wire is not received by the time specified in this paragraph, and such delay was not caused by the negligence or willful misconduct of Insurer or its designee, Insurer or Insurer’s designee shall be entitled to receive from the Investment Company the dollar amount of any overdraft plus any associated bank charges incurred; provided, however, that if the delay was due to factors beyond the control of the Investment Company and its subsidiaries, the Investment Company shall not be liable for any overdraft or any associated bank charges incurred.

(v) If the dollar amount of the redemption proceeds wired by the Investment Company exceeds the amount that should have been transmitted, Insurer shall use its best efforts to have such excess amount returned to the Investment Company as soon as possible.

(c) Wire Payments. All wire payments referenced in this Agreement shall be transmitted via the Federal Reserve Wire Transfer System. Notwithstanding any other provision of this Agreement, in the event that the Federal Reserve Wire Transfer System is closed on any Business Day, the duties of the Investment Company, Insurer, and their designees under this Agreement shall be suspended, and shall resume on the next Business Day that the Federal Reserve Wire Transfer System is open as if such period of suspension had not occurred.

(d) Pricing Errors. In the event (1) a Fund is required (under the then prevailing pricing error guidelines of the Investment Company) to recalculate purchases and redemptions of Shares held in Insurer’s account due to an error in calculating the net asset value of such class of Shares (a “NAV Error”); or (2) there is a dividend rate error with respect to any Fund held in Insurer’s account (a “Rate Error”; Rate Error and NAV Error individually and collectively shall be referred to as a “Pricing Error”):

(i) The Investment Company shall promptly notify Insurer in writing of the Pricing Error,

which written notice shall identify the class of Shares, the Business Day(s) on which the Pricing Error(s) occurred and the corrected net asset value of the Shares on each Business Day.

(ii) Upon such notification, Insurer shall promptly determine, for all Separate Accounts which purchased or redeemed Shares on each Business Day on which a Pricing Error occurred, the correct number of Shares purchased or redeemed using the corrected price and the amount of transaction proceeds actually paid or received. Following such determination, the Insurer shall adjust the number of Shares held in each Separate Account to the extent necessary to reflect the correct number of Shares purchased or redeemed for the Separate Account. Following such determination, Insurer shall notify the Fund of the net changes in transactions for the relevant Separate Account and the Fund shall adjust the Separate Account accordingly.

(iii) If, after taking into account the adjustments required by paragraph (ii) above, Insurer determines that some Separate Account customers were still entitled to additional redemption proceeds (a “Redemption Shortfall”), it shall notify the Investment Company of the aggregate amount of the Redemption Shortfalls and provide supporting documentation for such amount. Upon receipt of such documentation, the Investment Company shall cause the relevant Fund to remit to Insurer additional redemption proceeds in the amount of such Redemption Shortfalls and Insurer shall apply such funds to payment of the Redemption Shortfalls.

(iv) If, after taking into account the adjustments required by paragraph (iii) above, Insurer determines that a Separate Account customer still received excess redemption proceeds (a “Redemption Overage”), Insurer shall use its best efforts to collect the balance of such Redemption Overage from such Separate Account. In no event, however, shall Insurer be liable to the Investment Company or any Fund for any Redemption Overage. Nothing in this subsection (d) shall be deemed to limit the right of any Fund to recover any Redemption Overage directly or to be indemnified by any party for losses arising from a Pricing Error.

Fund Participation Agreement September 1, 2012

EXHIBIT C